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                                                                     EXHIBIT 3.1


                            ARTICLES OF INCORPORATION

                                       OF

                              THEREADYMAN.COM, INC.

                                    ARTICLE I

         The name of this corporation is TheReadyMan.com, Inc.

                                   ARTICLE II

         The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                   ARTICLE III

         The name and address in the State of California for the corporation's initial agent for service of process is Kennan E. Kaeder, Attorney at Law, 110 West "C" Street, Suite 1904, San Diego, California 92101.

                                   ARTICLE IV

         SECTION 1. CLASSES OF STOCK. This Corporation is authorized to issue two classes of shares designated respectively "Common Stock" and "Preferred Stock" and referred to either as Common Stock or Common shares and Preferred Stock or Preferred Shares, respectively. The number of shares of Common Stock is 100,000,000, no par value, and the number of shares of Preferred Stock is 10,000,000.

         SECTION 2. POWERS, PREFERENCES, RIGHTS, QUALIFICATIONS, LIMITATIONS AND RESTRICTIONS OF PREFERRED Stock. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized to fix or alter from time to time the designation, powers, preferences, privileges and rights of the shares of each such series and the qualifications, limitations or restrictions thereof, including without limitation the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and the liquidation preferences of any wholly unissued series of Preferred Stock, and to establish from time to time the number of shares constituting such series and the designation thereof, or any of them; and to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status they had prior to the adoption of the resolution originally fixing the number of shares of such series.

                                    ARTICLE V

         The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

                                   ARTICLE VI

         This Corporation is authorized to provide indemnification of agents as defined in Section 317 of the California Corporations Code for breach of duty to the corporation and its stockholders through by-law provisions or through agreements with the agents, or both, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject to the limits on such excess indemnification set forth in Section 204 of the California Corporations Code.


Dated: April 10, 2000                          /s/ Kennan E. Kaeder
                                               Kennan E. Kaeder, Incorporator

         I hereby declare that I am the person who executed the above Articles of Incorporation and such instrument is my act and deed.


                                               /s/ Kennan E. Kaeder
                                               Kennan E. Kaeder, Incorporator